Exhibit 99.1

MEDTOX® Scientific, Inc.

Second Quarter Conference Call

July 17, 2006

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our second quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's annual report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we will have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - President and CEO:

Thank you, Kevin. We reported second quarter results in our press release earlier this morning. We achieved record revenues, operating income and net income for the quarter. In a few minutes, Kevin will provide more quantitative data regarding the results.

In our Laboratory segment, new account activity for the quarter was strong, but drugs-of-abuse testing volume and revenues were negatively impacted by lower volumes from existing clients. We continue to experience strong growth and momentum in Clinical Trial Services.

In the Diagnostic segment, sales were up slightly quarter over quarter. Gross margin improved significantly compared to the second quarter of 2005. Operating metrics in our Diagnostic segment were excellent for the quarter, and operating income increased to $634,000 compared to $236,000 from the prior year quarter.

The MEDTOXScan®electronic reader for the ER market, scheduled for introduction at the end of the second quarter, has been rescheduled until the third quarter. We experienced a delay in the delivery of a key component from an offshore supplier that has now been resolved, and we have a new manufacturing schedule. With respect to the ER market, we have recently been added to Group Purchasing Organization contracts for Consorta and Broadlane, which together have 1,000 hospital members. Our exclusive distributor for our ER product (Cardinal Health) just completed their fiscal year and sales of our ER product increased 29% year over year.

While our new account activity has been strong, we have taken two key initiatives to further increase that activity. The number of sales representatives in our sales group has remained at approximately 19 for 3 years. We are increasing that number by 10 to 29. We have added 6 new sales representatives in the second quarter and continue to recruit for the additional 4. Based on expense management, we do not expect a material impact on SG&A from these new hires.

Increasing capacity in our sales group has allowed us to accelerate deployment of eChain®, our web-based thin-client electronic chain-of-custody and donor tracking system. As we reported at the end of the first quarter, there were 264 collection sites and clinics utilizing eChain® with an objective of 1,000 sites utilizing eChain® by year-end. Currently, between sites in production and those being converted, we have 735 sites with approximately another 100 awaiting requested demonstrations.

We feel that we enter the second half of the year well positioned for success.

Kevin will now provide you with the financial data for the quarter ended June 30, 2006.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter.

We experienced top line growth of 3% for the quarter.

In our lab business, second quarter revenues were $13.4 million, up 4% from the second quarter of last year.

Revenues from our workplace drugs-of-abuse testing increased 2%, with solid gains in new business offset by lower testing volumes from our existing client base. We believe the decrease in testing from our existing client base is largely due to lower new job creation and reduced employee turnover caused by economic uncertainties.

Revenues in our Specialty Clinical Laboratory Services increased 7% from the second quarter of last year primarily due to strong growth in testing for Clinical Trial Services.

In our Diagnostic business, second quarter revenues were $4.0 million, up 2% from last year. Sales of our onsite drug testing devices increased 6% and were offset by reduced contract manufacturing revenues.

Our overall gross margin was 44.5% in the second quarter, compared to 44.4% last year.

Our lab business operated at a 39.1% margin in the second quarter, down slightly from last years 40.0% and was impacted by lower than anticipated revenue growth in the quarter.

Margins in our Diagnostic division were 62.7% in the quarter, up significantly from 59.0% last year. POC diagnostic margins in the second quarter of last year were negatively impacted by costs associated with the transition to the new improved product format for our PROFILE®-II product line.

Our selling, general and administrative expenses were flat at $4.9 million.

Research and development expenses decreased $107,000 to $531,000 in the quarter. Our increased spending in the second quarter of last year reflected development activity associated with our POC Diagnostic products, including our MEDTOXScan® electronic reader, and our new improved PROFILE®-II product format.

Other expenses decreased 24% to $237,000 in the quarter due to lower interest expense related to reductions in our average debt levels.

In terms of the balance sheet, trade receivables are up from their year-end levels primarily due to stronger sales at the end of the second quarter. Our days sales outstanding is at 58 days for the quarter compared to 55 days last year. Our bad debt expense for the quarter was below 1% of sales. Our current liabilities are up due to an increase in our revolving line of credit. Our long term liabilities are down due to the refinancing of our mortgage loan.

For the first six months of the year, capital expenditures were $1.6 million and depreciation and amortization was $1.7 million and cashflows from operations was $3.3 million.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - President and CEO:

Thank you, Kevin.	We’d now be pleased to take any questions that you may have.

QUESTION AND ANSWER

John Chase, UBS Financial Services

Good morning gentleman. Just a small question with respect to why did you not restate the shares outstanding? And if you had restated, you would have had a significant percentage increase in earnings per share. Also, that would have impacted your shareholder equity.

Dick Braun, MEDTOX - President and CEO:

I am afraid that we don't understand your question about restating shares outstanding.

John Chase, UBS Financial Services

Well, you had 8.8 million shares outstanding for '06. In '05, you had 7.9 million shares outstanding. If you had restated to use 8.8 million shares outstanding for June 30, '05, it would have presented a different picture.

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

John, this is Kevin Wiersma. We need to report the shares outstanding, what they were for the comparable time period rather than adjusting them to the same number that are currently there. So according to the GAAP rules, they are stated correctly.

John Chase, UBS Financial Services

Some restate -- I am not going to argue the point. I'm sure you did what you were supposed to do. I am just pointing out that the picture would have been different had it been restated. So that is the end of my question.

Clint Morrison, Feltl and Company - Equity Research

Hey guys, good quarter. SG&A -- obviously, that is sort of what drove the strong performance. Kind of surprised to see it sequentially down as much when you said you just hired, what, 10 people? Is that right?

Dick Braun, MEDTOX - President and CEO:

We are in the process of hiring 10. We have actually six of them on board right now.

Clint Morrison, Feltl and Company - Equity Research

Six of them on board -- so tell me a little bit about, I guess, where the savings are coming from. As a percentage of sales, it is the lowest ever, and you're down about $250,000 from the previous quarter. Sounds like your expenses ought to be up if you have hired some people, and now you're saying you've got more people coming in, but it is really not going to impact your SG&A. Can you just talk about that a little bit?

Dick Braun, MEDTOX - President and CEO:

With regards to -- it is particular to the sales group. There has been some restructuring in the sales group, in terms of sales management reduction, higher-compensated people no longer here, redeploying those dollars with more actual salespeople.

Clint Morrison, Feltl and Company - Equity Research

So is that where kind of, if you will, the savings came from?

Dick Braun, MEDTOX - President and CEO:

Yes.

Clint Morrison, Feltl and Company - Equity Research

Given that obviously revenue was up sequentially, but expenses were down sequentially. So what should we be looking at moving forward? Are we done with that process? Is this a reasonable proxy for your SG&A expense line moving forward?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

Clint, this is Kevin Wiersma. The SG&A line was down a bit in the quarter, due to some restructuring and things that Dick talked about in the sales group largely accounts for that. I think going forward, SG&A expense is kind of as planned. Obviously, if we start to see a continued weakness in the sales, we will make some effort to adjust spending accordingly where we can.

Clint Morrison, Feltl and Company - Equity Research

Okay, but at this level of revenue, it sounds like this sort of 28% of revenue for SG&A, is what I am hearing, is a reasonable kind of ratio?

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO

I would say that is correct.

Clint Morrison, Feltl and Company - Equity Research

And are you giving any kind of -- you've sort of suggested that there is some weakness or concern with regards to lower business from existing clients driven by hiring and such. Are we providing any kind of guidance or expectations moving forward? Do we think we've got enough of this new business coming in to maintain flattish revenues for the next few quarters? Or what are you seeing?

Dick Braun, MEDTOX - President and CEO:

Well, if you take a slightly historical perspective, over the last two to three years, we have generally grown around the 10% level. And we've had no leverage on the earnings from that. And that 10% growth has been largely made up of around 6 to 7% new business and 2 to 3% growth from existing business.

And obviously, that growth from existing business did not appear in the second quarter, and in fact, it was down from the year over year. And so our objective in hiring additional salespeople and in accelerating our eChain® deployment is to try to narrow that gap and increase revenues from new clients.

Clint Morrison, Feltl and Company - Equity Research

Fair enough. And then just last question -- the electronic reader got pushed out. How much of a delay is it? Is it kind of a couple months?

Dick Braun, MEDTOX - President and CEO:

The new schedule that we put in place with the contract manufacturer, it puts it out about three months. Our objective had been to deploy production models at the end of the second quarter, beginning of the third. And our new plan is end of third, beginning of fourth.

Clint Morrison, Feltl and Company - Equity Research

And what -- does that have a material impact at all on your revenue expectations for the year?

Dick Braun, MEDTOX - President and CEO:

No, it doesn't have a material impact on what our expectations had been.

Clint Morrison, Feltl and Company - Equity Research

Thank you, that takes care of me.

Graeme Rein, Bares Capital Management - Analyst:

I have a couple of questions for you. One, can you talk a little bit about the market in general, your growth in new business -- do you feel like that is coming from the increase in market share, or do you feel like the market is increasing in general? Can you just talk a little bit about that?

Jim Schoonover, MEDTOX - CMO:

Sure, this is Jim Schoonover. On the drugs-of-abuse side, as Dick mentioned, I think we're seeing some cautious hiring by existing clients. But we continue to generate quite a bit of new business. And a lot of that comes at the expense of some of our competitors in that market. As you know or may know, LabOne, who was a major competitor of ours, was purchased by Quest Diagnostics approximately six months ago. And we have been able to take advantage of that combination to some degree. I don't think the overall market is expanding. And in fact, arguably companies in general are being a little bit more cautious on hiring.

As it relates to some of our other markets, we came out with an announcement on July 12 related to Los Angeles County Probation. That is the result of new initiatives that we started really in 2005 in our government area. Embedded in that press release was information about other organizations -- Oklahoma Community Corrections, Kansas Department of Corrections, etc. So we are making good inroads in the government side and showing year-over-year growth there for the first time in a couple of years. So we feel good about that.

Our Clinical Trials business continues to be strong. And we believe that we have such a small piece of that broad market that we have a lot of upside there. And finally, in our clinical area, we did sign up three new clinical Medicaid HMOs for our filter paper lead in the second quarter, and also continue to see some additional business in our -- what we call MDL lab, our clinical chemistry lab. And that comes often from occupational health clinics that send us both drug testing business and clinical chemistry business.

So the new account picture, or the new business picture, we think is strong. Obviously, the economic issues that the country is facing are things that we are just going to have to watch and monitor.

Graeme Rein, Bares Capital Management - Analyst:

Have you seen like a trend towards companies bringing drugs-of-abuse testing in-house?

Jim Schoonover, MEDTOX - CMO:

No, there is really no way for them to do that. Well, if they do do that, it would be through the use of a diagnostic device, which we can provide them. Furthermore, they will ultimately need a testing laboratory for confirmations, which we can provide. And if they did choose to do that, our eChain® system would be a perfect opportunity to gather all the necessary data. But as far as a trend is concerned, we do not see that.

Graeme Rein, Bares Capital Management - Analyst:

Could you talk a little bit about how the market is accepting the new products, eChain® and SURE-SCREEN®?

Jim Schoonover, MEDTOX - CMO:

Yes, eChain®, as Dick mentioned, I think we are ahead of our expectations in terms of clinics signing up for participation in the eChain® system. We have not yet really started to launch that into the corporate market. We plan to do that later in the year. We do feel that it will get very positive response from that market.

The clinics are quite enthusiastic about it, primarily because it really does eliminate the need for the clinics to store paper chain-of-custodies in their facilities. So it frees up space for them, and it's a very easy-to-use system. So it has been a very positive introduction so far. And we have gained additional business from these clinics who have decided to use eChain® for their local customers. So they might have been sending that to a competitor lab, but they like the way eChain® performs, so they will use MEDTOX as their testing lab or use our diagnostic devices.

In terms of SURE-SCREEN®, I think the LA County bid is indicative of the fact that that market feels the lower detection level devices that come under the SURE-SCREEN® name have great value. They have been historically, as a market, forced to use cutoff levels that have been generated for the corporate market, and they have very different needs from the corporate market.

So SURE-SCREEN® was a very -- so far has been a good introduction for us. LA County will initially start as a lab-based account, but over the next probably six to twelve months, will transition to SURE-SCREEN®. And combining that with DARS™, which is the very sophisticated training program that we offer, that is resonating with that market. They are getting both good testing capabilities as well as good training for their field officers.

Graeme Rein, Bares Capital Management - Analyst:

Great, and finally, I think at the end of last quarter, you guys said that you had a tax shield from NOLs of $8 to $10 million. Has any of that been realized and do you fully expect to realize that entire amount?

Dick Braun, MEDTOX - President and CEO:

Actually, in a sense, it has all been realized in that it is back on the balance sheet. And it is our expectation at this time that we will utilize all of it.

Graeme Rein, Bares Capital Management - Analyst:

O.K., thanks a lot.

Brent Miley, Rutabaga Capital - Analyst

Good morning, I had a couple questions about the new sales reps. I was wondering -- it sounds like you guys are obviously making a material addition to the sales force. I guess, one, could you tell me how long do think it will take for folks to kind of get up to speed? When will they hit their stride? Does it take a year or something like that?

And then I guess secondly, did the merger between some of your competitors give you an opportunity to do this?

And then last, if you could just refresh my memory, these folks will probably be selling into all markets, in other words, clinics and government. And do they sell across the whole board, or are they actually aimed at specific end markets?

Jim Schoonover, MEDTOX - CMO:

Brent, this is Jim Schoonover again. What we have done is change the model slightly in that the new reps are coming into MEDTOX with the title of associate sales rep. So they will be entry-level individuals. They will be trained for approximately three weeks in the Company's operations, and then they will train in all sales product areas. And there are four main product areas -- the workplace market, which is clinics, corporations and hospitals; the government market that includes probation, parole, corrections and rehab centers; the clinic market, which is occupational health clinics, filter paper lead and other esoteric clinical opportunities; and then finally, clinical trials.

These ASRs will be trained primarily in the first three of those markets. Clinical trials is a fairly specialized area. And in that market, we're looking to expand our sales capabilities either later this year or in 2007. But we are looking for people with seasoning and contacts in that market.

The ASRs that have been brought in, six in the second quarter and four more in the third quarter, will start as entry level. They will be capable of being utilized by any of the first three markets I mentioned. And we feel they will be productive by the end of this quarter.

The purpose of it is, frankly, to give us additional prospecting power, the ability to generate market-specific campaigns. So if we decide that we want to call all construction companies regarding our diagnostic devices, these individuals will give us the opportunity to do that.

And then, as we grow revenues in the various markets we're in, we will decide if and when we want to graduate these people to more of a traditional sales rep role where they would be doing traveling and things of that nature. That will be done over a period of time.

Brent Miley, Rutabaga Capital - Analyst

Fair enough. On the ER reader, you mentioned the delay. You said that was just strictly a lack of a part that you guys needed. And so there's no issues in terms of you think getting this stuff to productive numbers or sort of any manufacturing issues? I know that obviously you've got a contract manufacturer doing it. But in terms of managing that relationship, you guys are still convinced that they can make it? It's just a matter of getting them to do it -- getting the right parts to do so?

Dick Braun, MEDTOX - President and CEO:

Yes. In fact, it has progressed to the point where the component that we were having difficultly acquiring, we have actually now acquired a substitute for that component. And we actually have them in-house at the contract manufacturer, being QA/QC'd, and I believe the first 50 that came in, 49 passed all specs. So it's really a function now of getting back on a production schedule with the contract manufacturer.

Brent Miley, Rutabaga Capital - Analyst

And the two new -- the group purchasing organizations that you were approved for, I guess, via -- with Cardinal's help, it sounds like, is that something where you guys are now just officially on the okay-to-use list? Is that correct? I mean, this isn't an exclusive where you guys are going to get all the business? It is more or less you've got a new -- those are two new opportunities for you guys to try to exploit as you go forward?

Jim Schoonover, MEDTOX - CMO:

Yes, Brent. More specifically, Broadlane was a direct bid -- MEDTOX bid that directly because Broadlane and Cardinal do not have a direct relationship. Consorta, we did bid it directly. We are on all GPO contracts through Cardinal, but that terminology is that we're on a courtesy contract. Once our volume starts to reach certain levels or once those GPOs decide they want to go direct, we bid the GPO contract, but we would still do, for instance, with Consorta Hospitals, we will still distribute through Cardinal. So it is not being done -- it is being done in conjunction with them.

Brent Miley, Rutabaga Capital - Analyst

Fair enough. And then with regard to I guess kind of the -- you mentioned volumes from current customers are down. You folks obviously -- you just think that is pretty much -- that's turnover, that's just the economy and not much you can do about that, obviously? Is that kind of the sense, or do you have any idea whether it is isolated either geographically or in certain industries?

Dick Braun, MEDTOX - President and CEO:

No, it is not. We did a fair amount of analysis and research on this, because it was occurring throughout the quarter. And our attrition of clients is where it's always been, quite low. And there doesn't seem to be any particular focus on geographic or industry. And in fact, there was some rebound in June from April and May. And so I think it is just a function of -- and it is fairly consistent with most of the economic reports on hiring.

Brent Miley, Rutabaga Capital - Analyst

And one last question, if I could, and then I will get off the line. In terms of the LabOne/Quest deal, you mentioned six months ago, obviously, that does give you guys a nice opportunity to come in and be another supplier to some folks where maybe they were using those two, etc. When do you think that that kind of stops? Has that process been sort of -- are the customers done doing that? Have they kind of said okay -- have they digested this, or is that going to be ongoing for another six -- a couple quarters or so?

Jim Schoonover, MEDTOX - CMO:

Well, Brent, I think that what we have seen -- there was a restructuring of some of the Quest Diagnostics drug testing laboratory operations very recently where they shut down certain facilities that they had open, and they have been moving clients from one facility to another.

There were some customers that right off the bat decided that they wanted to look for an alternate. Some have taken more of a wait-and-see attitude. So we believe that over time, it will take a while for that whole situation to calm down. So we are actively engaged in talking with customers that had been LabOne customers.

The primary reason they like MEDTOX is we are a single-site location. We are very service oriented. And they have good capabilities of us communicating with them appropriately and responding quickly. That is what LabOne offered many of those customers as well. Quest is obviously a much larger organization, has multiple labs, has centralized call center customer service. And for some people, it is not the best fit. So we believe that we will continue to be able to take some of that market share as time goes on.

Brent Miley, Rutabaga Capital - Analyst

O.K., great. I appreciate it. Thank you.

Clint Morrison, Feltl and Company - Analyst

The LA contract -- I think you said kind of about $1 million a year is what you estimate. Were you doing business with that entity before? Or is this all kind of found business?

Jim Schoonover, MEDTOX - CMO:

We were not doing any business with that entity. And it is $1.15 million annually. It is a one-year contract with four years' extension.

Clint Morrison, Feltl and Company - Analyst

And I think I heard you say it was sort of starting off basically all lab and then a couple quarters out they'll start taking POC devices? Is that correct?

Jim Schoonover, MEDTOX - CMO:

Yes, that is correct.

Clint Morrison, Feltl and Company - Analyst

So they are currently buying their POC devices from somebody else?

Jim Schoonover, MEDTOX - CMO:

No, they actually had some problems with a diagnostic device manufacturer they had used previously. So they switched back to laboratory business. They were doing their lab business with Kroll Laboratories, and the contract was bid, we won it, and we should start seeing that revenue in September.

Clint Morrison, Feltl and Company - Analyst

So we ramp up to that rate. I assume revenue goes up when they start taking the POC devices, a little bit?

Jim Schoonover, MEDTOX - CMO:

No, that revenue -- if you take the 1.15 and put it into a monthly schedule, that should be reached in September -- that 1/12 of that. The only difference for us will be probably approximately 90% will be laboratory right off the bat. They will use devices for some of their juvenile facilities. And I would say a year from now, it might be more like 30% lab and 70% devices.

The issue is that, as I said, they had a relatively negative experience with another manufacturer in the past, and we wanted to get the account switched over in a format that they are used to today. And then we'll convert it into more of a POCT-type account in the future.

Clint Morrison, Feltl and Company - Analyst

Okay. And lower detection levels were a major force in winning this business?

Jim Schoonover, MEDTOX - CMO:

Yes, absolutely. And again, the key here is this is probation. So a lot of people are not obviously incarcerated. So there is the opportunity to take drugs at lower levels, but take many of them. SURE-SCREEN® is a very good device to catch people doing that. And then the DARS™ training also gives some visual representation to the officer as to whether a person is impaired for drugs.

Clint Morrison, Feltl and Company - Analyst

Very good. Thank you.

Dick Braun, MEDTOX - President and CEO:

We thank you for your participation, and we look forward to speaking with you again at the end of the third quarter.